Exhibit 10.1

TENTH AMENDMENT dated as of March 20, 2023 between HONDA CANADA FINANCE INC., a Canada corporation (the “Borrower”) and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent, for and on behalf of the Banks party to the Credit Agreement (as defined below) (the “Administrative Agent”).

WHEREAS, the Borrower, the Banks, the Administrative Agent, and the other Agents party thereto are party to a second amended and restated credit agreement dated as of March 24, 2014 (as amended pursuant to an amendment dated as of June 30, 2014, a second amendment dated as of March 13, 2015, a third amendment dated as of March 23, 2016, a fourth amendment dated as of March 23, 2017, a fifth amendment dated as of March 13, 2018, a sixth amendment dated as of March 12, 2019, a seventh amendment dated as of March 19, 2020, an eighth amendment dated as of March 15, 2021 and a ninth amendment dated as of March 21, 2022, collectively, the “Credit Agreement”); and

WHEREAS the Borrower has requested that the Tranche A Commitment Termination Date be extended, and the Banks have agreed to such extension on the terms and conditions set out herein.

NOW THEREFORE IT IS AGREED:

Section 1	Defined Terms.

Capitalized terms used in this Amendment and not otherwise defined have the meanings specified in the Credit Agreement.

Section 2	Amendments.

(1)	Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)	Each of the following definitions are hereby deleted:

(i)	CDOR

(ii)	CDOR Scheduled Unavailability Date

(iii)	CDOR Successor Rate

(b)

The definition of “CDOR BA Rate” is hereby amended by inserting the following sentence at the end of such definition: “If at any time the CDOR BA Rate is less than zero, the CDOR BA Rate shall be deemed to be equal to zero.”

(c)

The definition of “Prime Rate” is hereby amended by inserting the following sentence at the end of such definition: “If at any time the Prime Rate is less than zero, the Prime Rate shall be deemed to be equal to zero.”

(d)	The definition of “Tranche A Commitment Termination Date” is hereby amended by deleting “March 25, 2023” and replacing it with “March 25, 2024”.

(2)	Section 2.4(i) of the Credit Agreement is hereby deleted and replaced with the following Section 2.4(i):

(i) Discontinuation of CDOR. Notwithstanding anything to the contrary herein (including Section 2.4(h) and Section 13.4) or in any other Credit Document:

(i) On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark is the CDOR BA Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a monthly basis.

(ii) Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Accommodations to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime Rate Loans. During the period referenced in the foregoing sentence, any component of the Prime Rate based upon the Benchmark will not be used in any determination of the Prime Rate.

(iii) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) The Administrative Agent will promptly notify the Borrower and the Banks of (i) the implementation of any Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) by delivering a BA Cessation Notice pursuant to clause (vii) of this Section 2.4(i), its intention to terminate the obligation of the Lenders to make or maintain BA Instruments. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.4(i), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.4(i).

(v) At any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term CORRA or the CDOR BA Rate), then (i) the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vi) Notwithstanding anything to the contrary herein or in any Credit Document and subject to the proviso below in this clause (vi), if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Benchmark Replacement described in clause (A)(I) of such definition will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; and (ii) each Accommodation outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark shall convert, on the last day of the then-current interest payment period, into a Loan bearing interest at the Benchmark Replacement described in clause (A)(I) of such definition having a tenor approximately the same length as the interest payment period applicable to such Loan immediately prior to the conversion or such other Available Tenor as may be selected by the Borrower as is available for the then-current Benchmark; provided that, this clause (vi) shall not be effective unless the Administrative Agent has delivered to the Banks and the Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Banks comprising the Required Banks or the Borrower.

(vii) The Administrative Agent shall have the option to, effective as of the date set out in the BA Cessation Notice, which shall be a date on or after the CDOR Cessation Date (the “BA Cessation Effective Date”), terminate the obligation of the Banks to make or maintain BA Instruments, provided that the Administrative Agent shall give notice to the Borrower and the Banks at least thirty (30) Business Days prior to the BA Cessation Effective Date (“BA Cessation Notice”). If the BA Cessation Notice is provided, then as of the BA Cessation Effective Date, so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the BA Cessation Notice, written notice of objection to the termination of the obligation to make or maintain BA Instruments from Banks comprising the Required Banks, (i) any notice of borrowing or Drawing Notice that requests the conversion of any Accommodation to, or rollover of any Accommodation as, a BA Instrument shall be ineffective, and (ii) if any Drawing Notice requests a BA Instrument, such Accommodation shall be made as a Loan bearing interest based on CORRA. For the avoidance of doubt, any outstanding BA Instrument shall remain in effect following the CDOR Cessation Date until such BA Instrument’s stated maturity.

(viii) For the purposes of this Section 2.4(i), the following terms have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the CDOR BA Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 2.4(i), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”, means, for any Available Tenor:

(A)	For purposes of clause (i) of this Section 2.4(i), the first alternative set forth below that can be determined by the Administrative Agent:

(I)

the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

(II)

the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and

(B)

For purposes of clause (ii) of this Section 2.4(i), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (A) or (B) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Prime Rate”, “Business Day”, “Drawing Price”, “Discount Rate” and “Bankers’ Acceptance”, the incorporation of a definition of an interest period, changes to the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters, including with respect to the obligation of the Administrative Agent and the Banks to create, maintain or issue Bankers’ Acceptances) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents). Without limiting the foregoing,

Benchmark Replacement Conforming Changes made in connection with the replacement of the CDOR BA Rate with a Benchmark Replacement may include the implementation of mechanics for borrowing loans that bear interest by reference to the Benchmark Replacement, to replace the creation or purchase of Drafts or Bankers’ Acceptances.

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the CDOR BA Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“CDOR” means the Canadian Dollar rate for bankers’ acceptance borrowings known as the Canadian Dollar Offered Rate provided by RBSL, as the administrator of the benchmark (or a successor administrator).

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the CDOR BA Rate.

“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an interest period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Administrative Agent to the Banks and the Borrower of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Banks and the Borrower, for the replacement of the then-current Benchmark with the Benchmark Replacement described in clause (A)(I) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Replacement, other than Term CORRA, has replaced the CDOR BA Rate in accordance with paragraph (i) of Section 2.4(i).

(3)	Section 8.4 of the Credit Agreement is hereby amended by deleting each reference to “March 31, 2021” and replacing it with “March 31, 2022”.

Section 3	Representations and Warranties.

To induce the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Banks as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)	The Borrower is duly organized and validly existing as a corporation under the laws of Canada;

(b)

The execution, delivery and performance of this Amendment has been duly authorized by the Borrower by all necessary corporation action. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law;

(c)

The execution, delivery and performance of this Amendment by the Borrower and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect; and

(d)

The Credit Agreement, as amended pursuant hereto, remains in full force and effect, unamended, and is enforceable against the Borrower in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

Section 4	Reference to and Effect on the Credit Agreement.

Upon this Amendment becoming effective, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the other Credit Documents and any and all other agreements, documents and instruments delivered by any of the Banks, the Administrative Agent, the Credit Parties or any other Person shall mean and be a reference to the Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

Section 5	Costs and Expenses.

The Borrower agrees to reimburse the Administrative Agent and the Banks for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel to the Administrative Agent, in connection with this Amendment and the other documents executed in connection herewith.

Section 6	Effectiveness.

This Amendment shall become effective upon the following conditions precedent being satisfied:

(a)	duly executed signature pages for this Amendment signed by the Borrower and the Administrative Agent shall have been delivered to the Administrative Agent;

(b)

the Administrative Agent shall have received an Officer’s Certificate in form and substance satisfactory to the Agent to the effect that since the date of the most recent audited financial statements furnished to the Banks pursuant to Section 9.1 of the Credit Agreement, there has occurred no material adverse change in the business, operations, business prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole; as of the date of said certificate, no Default has occurred or is continuing or will result from extending the Tranche A Commitment Termination Date; and, as of the date of said certificate, the representations and warranties made by the Borrower in Section 8 of the Credit Agreement (excluding Section 8.4(b)) are true and correct with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date); and

(c)	the Administrative Agent shall have received, for the benefit of the Banks, a commitment fee equal to 0.015% of the Tranche A Commitments.

Section 7	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8	Counterparts.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 9	Severability; Headings Descriptive.

In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

HONDA CANADA FINANCE INC., as Borrower

By:	/s/ Josephine Kong
Name: Josephine Kong
Title: Manager - Treasury & Capital Markets

By:	/s/ Yatendra Killer
Name: Yatendra Killer
Title: VP - Treasurer & Compliance Officer

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CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Kezia Burke
Name: Kezia Burke
Title: Executive Director

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

Honda Tenth Amending Agreement – Signature Page

CANADIAN IMPERIAL BANK OF COMMERCE, as a Bank

By:	/s/ Kezia Burke
Name: Kezia Burke
Title: Executive Director

By:	/s/ Matthew Reis
Name: Matthew Reis
Title: Executive Director

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BANK OF MONTREAL, as a Bank

By:	/s/ Matthew Brink
Name: Matthew Brink
Title: Director

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ROYAL BANK OF CANADA, as a Bank

By:	/s/ Chris Cowan
Name: Chris Cowan
Title: Authorized Signatory

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THE TORONTO-DOMINION BANK, as a Bank

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

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MUFG BANK, LTD., CANADA BRANCH, as a Bank

By:	/s/ Takuya Hirai
Name: Takuya Hirai
Title: Director & Group Head, Japanese Corporate Banking Division (Canada)

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MIZUHO BANK LTD., CANADA BRANCH, as a Bank

By:	Yoshiyuki Hori
Name: Yoshiyuki Hori
Title: Director

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THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Troy Washington
Name: Troy Washington
Title: Director

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NATIONAL BANK OF CANADA, as a Bank

By:	/s/ Jamie Davis
Name: Jamie Davis
Title: Managing Director

By:	/s/ David Torrey
Name: David Torrey
Title: Managing Director

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SUMITOMO MITSUI BANKING CORPORATION, CANADA BRANCH, as a Bank

By:	/s/ Takeshi Okamoto
Name: Takeshi Okamoto
Title: Principal Officer, MD&GM

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